EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2014 (except Note 16, as to which the date is June 11, 2014) in the Registration Statement (Form S-4) and related Prospectus of Gaming and Leisure Properties, Inc. and Subsidiaries for the registration of $550,000,000 aggregate principal amount of 4.375% Senior Notes due 2018, $1,000,000,000 aggregate principal amount of 4.875% Senior Notes due 2020 and $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2023.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
June 11, 2014